Exhibit 4.3

K. (Keith) Richmond
Senior Account Manager
Tel: (604) 665-8409
Fax: (604) 665-6368
Email: keith.richmond@rbc.com

March 9, 2004

Private and Confidential

Best Buy Canada Ltd./Magasins Best Buy Ltee
8800 Glenlyon Parkway
Burnaby, British Columbia V5J 5K3

Attention: Lana Bevilacqua

Dear Sirs:

We are pleased to offer the credit facilities described below (the “Credit Facilities”), subject to the following terms and conditions. This agreement supersedes and cancels any and all previous agreements with the Borrower or its predecessors (the “Cancelled Credit Facility”). In addition, any amount owing by the Borrower to the Bank under the Cancelled Credit Facility is deemed to be a Borrowing hereunder.

DEFINITIONS AND SCHEDULES

The attached schedules are incorporated into this agreement by reference. Schedule “A” contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

BORROWER
Best Buy Canada Ltd./Magasins Best Buy Ltee	(the “Borrower”)

LENDER
Royal Bank of Canada	(the “Bank”)

CREDIT FACILITIES

Facility  (1):                              $20,000,000 revolving demand facility, by way of:

(a)                                  RBP based loans (“RBP Loans”);

(b)                                 RBUSBR based loans in US currency (“RBUSBR Loans”);

(c)                                  Bankers’ Acceptances (“BAs”);

(d)                                 Letters of Credit in Canadian currency, US currency or other approved currency (“LCs”);

(e)                                  Letters of Guarantee in Canadian currency, US currency or other approved currency (“LGs”).

Facility  (2):                            $5,000,000 revolving demand facility available only from August 1st to and including January 31st annually, by way of:

(a)                              RBP based loans (“RBP Loans”);

(b)                             RBUSBR based loans in US currency (“RBUSBR Loans”);

(c)                              Bankers’ Acceptances (“BAs”);

(d)                             Letters of Credit in Canadian currency, US currency or other approved currency (“LCs”);

(e)                              Letters of Guarantee in Canadian currency, US currency or other approved currency (“LGs”).

Each use of the Credit Facilities is a “Borrowing” and all such usages outstanding at any time are “Borrowings”. Schedule “B” contains notice provisions applicable to Borrowings that must be complied with. Schedule “C” contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans which must be complied with.

FEF CONTRACTS

At the Borrower’s request the Bank may enter into Foreign Exchange Forward Contracts (“FEF Contracts”) with the Borrower from time to time. The Bank makes no commitment to enter into any FEF Contract and may at any time in its sole discretion decline to enter into any FEF Contract. FEF Contracts will be governed by the terms and conditions set forth in the FEF Contracts Schedule attached hereto.

TERMS OF OTHER FACILITIES

The Credit Facilities are in addition to the following:

(a)                              an assigned lease obligation from GATX

In the event of conflict between this agreement and any separate agreement delivered in connection with any such other facilities, the terms of such separate agreement shall govern.

PURPOSE

Facilities (1) & (2)

Finance general operating requirements.

AVAILABILITY

Facilities (1) & (2)

The Borrower may borrow, convert, repay and reborrow up to the amount of these revolving facilities, provided:

(a)                              these facilities are made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of these facilities at any time and from time to time without notice or demand.

REPAYMENT

Facilities (1) & (2)

Borrowings under these facilities are expected to revolve with operating requirements.

Notwithstanding compliance with the covenants and all other terms and conditions of this agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under these facilities are repayable on demand and the Bank may terminate these facilities at any time, without notice or demand.

Upon demand the Borrower shall pay to the Bank all Borrowings outstanding under these facilities including, without limitation, an amount equal to the aggregate of the face amounts of all BAs, LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower’s obligations to the Bank in respect of such instruments or contracts.

INTEREST RATES AND FEES

Facilities (1) & (2)

RBP Loans:	RBP plus 0% per annum.
RBUSBR Loans:	RBUSBR plus 0% per annum.
BAs:	acceptance fee 1.00% per annum.
LCs:	fee to be quoted by the Bank at the time of issue of each LC.
LGs:

fee to be quoted by the Bank at the time of issue of each LG, subject to a minimum fee of $100 in the currency of issue (where in Canadian currency or US currency) and $100 in Canadian currency where issued in any other approved currency.

The Bank agrees to reimburse the Borrower for up to the first $10,000 (Canadian) in legal fees associated with the establishment of these Facilities.

CALCULATION AND PAYMENT OF INTEREST AND FEES

RBP Loans and RBUSBR Loans

The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 21st day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Interest on RBUSBR Loans shall be paid in US currency.

LC Fees

The Borrower shall pay an LC fee on the date of any payment made by the Bank pursuant to a drawing under any LC calculated on the amount drawn, based upon the number of days the LC was outstanding and a year of 365 days. If the total amount available under any LC has not been drawn prior to the expiry of such LC, the Borrower shall pay an LC fee calculated on the undrawn portion of such LC on the expiry date thereof, based upon the number of days the LC was outstanding and a year of 365 days.

LG Fees

The Borrower shall pay an LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days.

BAs

The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

Limit on Interest

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency, RBUSBR plus 5% per annum.

Equivalent Yearly Rates

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

Time and Place of Payment

Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, maturity date, demand and judgement.

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

INCREASED COSTS

The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any applicable law or the interpretation thereof.

EVIDENCE OF INDEBTEDNESS

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.

GENERAL ACCOUNT

The Borrower shall establish a current account with the Bank (the “General Account”) for the conduct of the Borrower’s day-to-day banking business. If the balance in the General Account:

(a)                                  is a credit, the Bank may apply, at any time in its discretion, the amount of such credit or part thereof, rounded to the nearest $10,000 in Canadian currency or US currency, as applicable, as a repayment of Borrowings outstanding by way of RBP Loans or RBUSBR Loans, as applicable, under Facilities (1) & (2), or

(b)                                 is a debit, the Bank may, subject to availability, make available a Borrowing by way of an RBP Loan or RBUSBR Loans, as applicable, under Facilities (1) & (2) in an amount, rounded to the nearest $10,000 in Canadian currency or US currency, as applicable, as is required to place the General Account at not less than a zero balance.

CONDITIONS PRECEDENT

The availability of any Borrowing is conditional upon:

(a)                                  the receipt of a duly executed copy of this agreement in form and substance satisfactory to the Bank and reviewed by its solicitors, Bull Housser and Tupper;

(b)                                 the receipt of the security provided for herein, in form and substance satisfactory to the

Bank, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions and legal opinions as the Bank may reasonably require;

(c)                                  the receipt and review, to the satisfaction of the Bank, of the US Credit Agreement;

(d)                                 there being no material adverse change in financial condition;

(e)                                  the representations and warranties being true and correct;

(f)                                    the satisfactory execution, registration and receipt of documentation, including all legal opinions, copies of all necessary corporate authorizations, documents etc. as required;

(g)                                 no event of default by the Borrower or Guarantors under any credit agreement will have occurred or be continuing at the time of, or after giving effect to, any Borrowing hereunder; and

(h)                                 the receipt and approval of such financial and other information or documents relating to the Borrower and Guarantors as the Bank may reasonably require, in its sole discretion.

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank shall include:

(a)                                  Guaranty and Subordination Agreement for $25,000,000 provided by Best Buy Co., Inc. (a “Guarantor”);

(b)                                 Guaranty and Subordination Agreement for $25,000,000 provided by Best Buy Stores, L.P. (a “Guarantor”).

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank which representations and warranties are deemed to be repeated as at the time of each Borrowing hereunder that:

(a)                                  it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in all jurisdictions where it carries on business, including in the Province of British Columbia;

(b)                                 the execution, delivery and performance by it of this agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(c)                                  no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith.

(d)                                 its most recent consolidated financial statements provided to the Bank fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in its business or financial condition;

(e)                                  there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Law or any Release from its lands of a Contaminant into the natural environment or which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this agreement or any of the

Bank’s security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank;

(f)                                    it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein;

(g)                                 it is in compliance in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

(h)                                 it possesses all licenses, patents, trade marks, service marks and copyrights, free from material restrictions, that are necessary for the ownership, maintenance and operation of its assets and businesses and it is not in violation of any rights of others with respect to any of the foregoing;

(i)                                     it has filed all material tax returns which were required to be filed by it, paid or made provision for payment of all taxes and Potential Prior-Ranking Claims (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested.

REPORTING COVENANTS

The Borrower and Guarantors covenant and agree with the Bank, while this agreement is in effect, to provide the Bank with:

(a)                                  Quarterly: unaudited consolidated financial statements for the Borrower within 60 days of each of the first three fiscal quarters of each fiscal year;

(b)                                 Quarterly: unaudited consolidated financial statements for Best Buy Co., Inc. within 60 days of each of the first three fiscal quarters of each fiscal year;

(c)                                  Quarterly: within 60 days after the close of each of the first three fiscal quarters of the fiscal year of each Guarantor, an officer’s compliance certificate, to include financial covenant calculations pertaining to the US Credit Agreement, stating that as of the close of such fiscal quarter no default or event of default had occurred and was continuing;

(d)                                 Annually: within 120 days after the close of each of the Guarantor’s fiscal years, an officer’s compliance certificate, to include financial covenant calculations pertaining to the US Credit Agreement, stating that as of the close of such fiscal quarter no default or event of default had occurred and was continuing;

(e)                                  Annually: unaudited consolidated financial statements for the Borrower, within 120 days of each fiscal year end;

(f)                                    Annually: audited consolidated financial statements for Best Buy Co., Inc., within 120 days of each fiscal year end; and

(g)                                 Such other financial and operating statements and reports as and when the Bank may reasonably require.

GENERAL COVENANTS

The Borrower covenants and agrees with the Bank, while this agreement is in effect:

(a)                                  to pay all sums of money when due by it under this agreement;

(b)                                 to provide the Bank with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith;

(c)                                  to keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(d)                                 if the Borrower owns any commercial buildings located in Metropolitan Vancouver, the Lower Fraser Valley, Metropolitan Victoria or Saanich Peninsula, then, in addition to (c) above, the Borrower shall insure and keep fully insured such commercial buildings against risk of earthquake;

(e)                                  to file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Prior-Ranking Claims when due, and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(f)                                    to comply in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

(g)                                 not to, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

(h)                                 not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

(i)                                     except as required under section 5.25 of the US Credit Agreement, not to, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

(j)                                     to provide the Bank with a minimum of 30 days’ prior written notice of any intention to merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

(k)                                  to provide the Bank with prompt written notice of any non-compliance by the Borrower with any Environmental Laws or any Release from the land of the Borrower of a Contaminant into the natural environment and to indemnify and save harmless the Bank from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

(l)                                     to permit the Bank or its representatives, from time to time, to visit and inspect the Borrower’s premises, properties and assets and examine and obtain copies of the Borrower’s records or other information and discuss the Borrower’s affairs with the auditors, counsel and other professional advisers of the Borrower;

(m)                               to remain a wholly owned subsidiary, either directly or indirectly, of Best Buy Co., Inc. at all times; and

(n)                                 to notify the Bank within 5 days after receipt of any demand for a guarantee from the Borrower under the US Credit Agreement.

Nothing contained in the foregoing Covenants sections shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.

The Borrower and Best Buy Co., Inc. covenant and agree with the Bank, while this agreement is in effect:

(a)          to notify the Bank within 5 days after any acceleration of indebtedness owing by Best Buy Co., Inc. under the US Credit Agreement;

(b)         to notify the Bank of any demand for security against the assets of Best Buy Co., Inc. and/or Best Buy Stores, L.P. by the lenders under the US Credit Agreement within 5 days of the making of such demand; and

(c)          to provide to the Bank a copy of all future amendments to the US Credit Agreement within 15 days of execution thereof by the Guarantors.

Nothing contained in the foregoing Covenants sections shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this agreement to any Person. The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

GENERAL

Expenses

The Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

Review

The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

Potential Prior-Ranking Claims

The Borrower hereby grants its consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of government to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

Set Off

The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

Non-Merger

The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

Amendments and Waivers

No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof.

Severability

If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

Life Insurance Options

The Borrower acknowledges that Borrowings are not insured under the Bank’s Business Loan Insurance Program.

Judgement Currency

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose “rate of exchange” means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.

Governing Law

This agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and of Canada applicable therein.

Whole Agreement

This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.

Joint and Several

Where more than one Person is liable as Borrower [or Guarantor] for any obligation under this agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.

Counterparts and Facsimile Signatures

This agreement may be executed in any number of counterparts and all such counterparts shall for all purposes constitute one and the same agreement binding on all the parties hereto notwithstanding that all parties are not signatories to the same counterpart, provided that each party has signed at least one counterpart. This agreement may be executed and delivered by facsimile transmission and the parties hereto may rely upon all such facsimile signatures as though such facsimile signatures were original signatures.

Time

Time shall be of the essence in all provisions of this agreement.

Acceptance

This offer is open for acceptance until March 19, 2004, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

/s/ Keith Richmond

We acknowledge and accept the foregoing terms and conditions as of March 9, 2004.

Best Buy Canada Ltd./Magasins Best Buy Ltee

By:	/s/ Kevin Layden
Name:
Title:

By:
Name:
Title:

I/We have authority to bind the corporation.

We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor, as of March 9, 2004.

Best Buy Co., Inc.

By:	/s/ Ryan D. Robinson
Name: Ryan D. Robinson
Title: V.P.

By:
Name:
Title:

I/We have authority to bind the corporation.

We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor, as of March 9, 2004.

Best Buy Stores, L.P.
By its General Partner BBC Property Co.

By:	/s/ Ryan D. Robinson
Name: Ryan D. Robinson
Title: V.P.

By:
Name:
Title:

I/We have authority to bind partnership.

Schedule “A” to the agreement dated March 9, 2004 between Best Buy Canada Ltd./Magasins Best Buy Ltee, as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this agreement, the following terms and phrases shall have the following meanings:

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future Applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

“Bankers’ Acceptance” or “BA” mean a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

“Branch of Account” means the branch of the Bank at which the Borrower’s accounts are maintained. As at the date of this agreement, the “Branch of Account” is the Bank’s branch at 1025 West Georgia Street, Vancouver, B.C.;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account;

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

“GAAP” means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

“Letter of Credit” or “LC” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

“Letter of Guarantee” or “LG” means a documentary credits issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party.

“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank’s security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement;

“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

“RBUSBR” and “Royal Bank US Base Rate” each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

“Royal Bank Prime Acceptance Fee” or “RBPAF” means the annual rate announced by the Bank from time to time as a reference rate then in effect for determining fees on BAs.

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

“US” means United States of America;

“US Credit Agreement” defined as the amended and restated credit agreement dated as of March 21, 2002 by and between Best Buy Co., Inc., the lenders from time to time party thereto, and U.S. Bank National Association, as agent for the lenders party thereto, as amended from time to time.

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Schedule “B” to the agreement dated March 9, 2004 between Best Buy Canada Ltd./Magasins Best Buy Ltee, as Borrower, and Royal Bank of Canada, as the Bank.

NOTICE REQUIREMENTS

Amount	Prior Notice

Under $10,000,000, Canadian or US currency	By 10:00 a.m. on the day of Borrowing

$ 10,000,000 up to but not including $25,000,000, Canadian or US currency	By 10:00 a.m. 1 Business Day prior to the day of Borrowing

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Schedule “C” to the agreement dated March 9, 2004 between Best Buy Canada Ltd./Magasins Best Buy Ltee, as Borrower, and Royal Bank of Canada, as the Bank.

BORROWING CONDITIONS

Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:

BAs:

(a)                                  BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $500,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 30 and not more than 180 days;

(b)                                 the Bank may, in its sole discretion, refuse to accept the Borrower’s drafts or limit the amount of any BA issue at any time;

(c)                                  notwithstanding any other provision of this agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(d)                                 any BA issued under a term facility must have a maturity on or before the maturity date of the term facility, unless otherwise agreed by the Bank; and

(e)                                  prior to the issue of any BA the Borrower shall execute the Bank’s standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this agreement and the terms of the Bank’s standard form of undertaking and agreement, the terms of this agreement shall govern.

LCs or LGs:

(a)                                  each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

(b)                                 at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

(c)                                  an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained; and

(d)                                  if there is any inconsistency at any time between the terms of this agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

Schedule “D” to the agreement dated March 9, 2004 between Best Buy Canada Ltd./Magasins Best Buy Ltee, as Borrower, and Royal Bank of Canada, as the Bank.

FEF CONTRACTS SCHEDULE

FEF Contract Definitions

“Foreign Exchange Forward Contract” or “FEF Contract” means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

Conditions Applicable to FEF Contracts

At the Borrower’s request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

(a)                                  the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

(b)                                 the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

(c)                                  in the event of demand for payment under the agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank’s determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower’s obligations to the Bank under the agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower’s obligations to the Bank under the agreement and secured by the Bank’s security;

(d)                                 the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

(e)           any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail.

GUARANTY AND SUBORDINATION AGREEMENT
(General Guaranty)

To:                              ROYAL BANK OF CANADA:

FOR VALUE RECEIVED, and in order to induce Royal Bank of Canada (the “Bank”) to grant, extend or continue credit or other financial accommodations to

Best Buy Canada Ltd./Magasins Best Buy Ltee (the “Customer”),

the undersigned (the “Guarantor”) unconditionally and irrevocably guarantees to the Bank and its successors and assigns, the complete and punctual payment when due (whether at the stated maturity or earlier by acceleration or otherwise) of all Liabilities (as defined in the next sentence) at any time owing by the Customer to the Bank. “Liabilities” as used in this Guaranty means all indebtedness, obligations, liabilities and other amounts due, of whatever nature, of the Customer to the Bank arising under or in connection with the credit facilities described in and to be provided pursuant to the terms of the offer letter dated March 9, 2004 (as the same may be amended, extended, renewed, restated, superseded or replaced from time to time, the “Cdn Credit Agreement”) given by the Bank to the Customer, as such credit facilities may from time to time be amended, extended, renewed, restated, superseded or replaced with the acknowledgement, confirmation or consent of the Guarantor (collectively the “Credit Facilities”),whether now existing or hereafter incurred, whether matured or unmatured, whether absolute or contingent, whether characterized as principal, premium, interest, additional interest, fees, expenses or otherwise and whether the Customer is bound alone or with any others or as principal or as surety.

PROVIDED, however, that, regardless of the amount of the Liabilities of the Customer to the Bank, the liability of the Guarantor hereunder is limited to the greater of (a) the maximum liability that the Guarantor can incur hereunder without rendering itself insolvent and (b) the amount in United States Dollars of the value received by the Guarantor as a result of the financial accommodations made available by the Bank to the Customer. The terms “value” and “insolvent”, as used in this proviso shall have the same meanings as in 11 U.S.C. §§ 548(a)(2)(A) and (B), respectively. If for any reason this Guaranty would be otherwise avoidable as a fraudulent transfer (whether under state law or the United States Bankruptcy Code), then the terms “value” and “insolvent” as used herein shall be defined and the limitation on the liability of the Guarantor shall be deemed to operate in such a manner as to prevent this Guaranty from being avoided as a fraudulent transfer while preserving the liability of the Guarantor to the fullest extent legally permissible. Notwithstanding anything to the contrary contained herein, the maximum liability of Guarantor under this Guaranty shall be limited to Cdn. $25,000,000 plus interest thereon from the date of demand for payment at a rate equal to “Royal Bank Prime” plus 5% per annum, both before and after default and judgment. The term “Royal Bank Prime” means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada, and “Cdn. $” means dollars of lawful currency of Canada.

This Guaranty may be terminated only upon written notice to the Bank and only with respect to Liabilities thereafter incurred or arising. Any such termination shall not affect the liability of the Guarantor under this Guaranty with respect to Liabilities created or incurred prior to the effective date of such termination. Without limiting the foregoing, any such termination shall not relate to any approval given, commitment made or liability incurred by the Bank to or for the benefit of the Customer prior to the effective date of such termination even though not then matured, and upon any such termination, the Guarantor shall nevertheless remain liable with respect to all Liabilities, and the performance of all duties, created or arising theretofore or based on a commitment theretofore entered into or any approval, commitment or liability theretofore given, made or incurred to or for the benefit of the Customer to the full extent of the Guarantor’s liability therefor as provided herein.

THE GUARANTOR FURTHER AGREES WITH THE BANK AS FOLLOWS:

1.                                       Certain Rights of Bank.  At any time and from time to time (and whether once or more than once), without the necessity of any reservation of rights against the Guarantor and without notice to, demand on or further assent by the Guarantor or any other person:

(a)                                  any collateral security (which term as used in this Guaranty includes other guaranties) held by or available to the Bank in respect of the Liabilities or in respect of any guaranty of the Liabilities may be sold, exchanged, waived, subordinated, surrendered or released, in whole or in part and in any order;

(b)                                 any of the Liabilities or the obligations of any other guarantor of the Liabilities may be changed, renewed, extended, continued, accelerated, surrendered, compromised, subordinated, waived or released, in whole or in part, or any default with respect thereto waived or any demand for payment with respect thereto rescinded;

(c)                                  the Bank may set off, refrain from setting off or release, in whole or in part, any balance of any and all deposits (general or special) or credits on its books in favour of the Customer or of any such guarantor, may take or refrain from taking or perfecting any security interest in any collateral security and may exercise or refrain from exercising any right against the Customer or any other person;

(d)                                 the Bank may extend or refrain from extending further credit or financial accommodations in any manner whatsoever to, may accept compositions from and may otherwise generally deal with the Customer and any other person and with any collateral security as the Bank may see fit; and

(e)                                  the Bank may apply all moneys at any time received from the Customer or any other person or from any collateral security in such manner, in such amounts and against such part of the Liabilities as the Bank considers best and change any such application in whole or in part as the Bank may see fit.

All of these actions may be taken without in any way limiting, diminishing or affecting the Guarantor’s liability under this Guaranty and without imposing any obligation of trust on the Bank, and no loss of or in respect of any collateral security, whether caused by the fault of the

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Bank or otherwise, shall in any way limit, diminish or affect the Guarantor’s liability under this Guaranty.

2.                                       Liability of Guarantor Unconditional.  This Guaranty is a guaranty of payment and not merely of collection. The Guarantor’s liability under this Guaranty is absolute and unconditional and shall not be limited, diminished or affected by the happening from time to time of any event, including (but not limited to) any event described in paragraph 1 of this Guaranty and any of the following events, whether or not any such event occurs with notice to or with the consent of the Guarantor or once or more than once:

(a)                                  the waiver, surrender, compromise, settlement, discharge, release or termination of any or all of the Liabilities;

(b)                                 the failure to give any notice to the Customer;

(c)                                  the extension of the time for payment or performance of any of the Liabilities;

(d)                                 the change (whether or not material) of the terms of any document relating to the Liabilities (a “Document”);

(e)                                  the taking of or failure to take any action referred to in any Document;

(f)                                    the illegality, invalidity, unenforceability (including, but not limited to, by reason of any statute of limitations or automatic stay) or irregularity of any of the Liabilities or any Document;

(g)                                 any failure, omission, delay or lack of diligence on the part of the Bank in the enforcement, assertion or exercise of any right, power or remedy conferred on the Bank under any Document, or the inability of the Bank to enforce any provision of any Document for any reason, or any other act or omission on the part of the Bank, including (but not limited to) failure by the Bank to perfect or protect any lien or security interest granted to the Bank, to commence and prosecute any action to collect the Liabilities or to enforce or collect any judgment obtained by the Bank;

(h)                                 the dissolution or liquidation of the Customer, the sale or other disposition of all or substantially all of the assets of the Customer, the marshalling of assets and liabilities of the Customer or the existence of receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, arrangement, adjustment, composition or other similar proceedings affecting the Customer; and

(i)                                     any other event, action or circumstance that would, in the absence of this subparagraph (i), result in the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

3.                                       Waiver of Notice.  The Guarantor waives all notices of the creation, renewal, extension or accrual of any of the Liabilities and notice or proof of reliance by the Bank on this Guaranty or

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acceptance of this Guaranty. The Liabilities shall conclusively be considered to have been created, contracted or incurred in reliance on this Guaranty, and all dealings between the Customer and the Bank shall likewise be conclusively presumed to have been had or consummated in reliance on this Guaranty. The Guarantor also waives (to the extent permitted by applicable law) all requirements of notice, presentment, protest or demand on it, the Customer or any other person, all other notices and demands whatsoever relating to the Liabilities and any requirement that the Bank file a claim with a court in any bankruptcy or similar proceedings of the Customer or first proceed against the Customer or any other person or first realize on any collateral security held by it or otherwise exhaust any right, power or remedy under any Document or against the Customer or any other person before proceeding against the Guarantor under this Guaranty. The Bank shall have no responsibility to notify the Guarantor of the Customer’s financial condition or the Customer’s incurrence or performance of the Liabilities.

4.                                       Continuing Guaranty.  This Guaranty is a continuing guaranty, shall not be discharged until performance and payment in full of all of the Liabilities, payment of all amounts payable by the Guarantor under this Guaranty and cancellation of this Guaranty provided by the Bank to the Customer and shall remain in full force and effect notwithstanding any interruption in the business relations between the Customer and the Bank or any increase or decrease (including a decrease to zero) from time to time in the amount of the Liabilities. If demand for, or acceleration of the time for, payment by the Customer to the Bank of any of the Liabilities is stayed upon the insolvency, bankruptcy, reorganization or proposed compromise or arrangement with creditors of the Customer, all Liabilities of which payment or performance is stayed that would otherwise be subject to demand for payment or acceleration shall nonetheless be payable by the Guarantor immediately on demand by the Bank.

5.                                       Reinstatement.  This Guaranty shall continue to be effective, or shall be reinstated, if at any time payment, or any part thereof, of any of the Liabilities is rescinded or must otherwise be returned by the Bank for any reason whatsoever (including, but not limited to, the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Customer or any other person), all as though such payment had not been received by the Bank.

6.                                       Subordination.  All indebtedness, obligations, liabilities and other amounts due, of whatever nature, of the Customer to the Guarantor (the “Subordinated Debt”), whether now existing or hereafter incurred, whether created directly or acquired by the Guarantor by assignment or otherwise, whether matured or unmatured, whether absolute or contingent, whether characterized as principal, premium, interest, additional interest, fees, expenses or otherwise and whether the Customer is bound alone or with any others or as principal or as surety, shall be subject and subordinate to the Liabilities, and no payment shall be made or received on account of the Subordinated Debt until all of the Liabilities have been paid and satisfied. Notwithstanding the foregoing, indebtedness, obligations, liabilities and other amounts due from the Customer to the Guarantor with respect to royalty and licensing fees, expense reimbursements, capital purchases and inventory purchases (collectively, “Trade Debt”) shall not be considered Subordinated Debt. All moneys received by the Guarantor in respect of the Subordinated Debt contrary to the foregoing shall be received in trust for the Bank and paid over to the Bank. This subordination is independent of the guaranty provided in this Guaranty and shall remain in full force and effect for so long as the Guarantor has any liability under this

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Guaranty. Assets of the Customer held by the Guarantor, whether in the form of deposits, collateral security or otherwise, except for assets held for the purpose of paying Trade Debt then owing, shall not at any time be set off against the Subordinated Debt but shall be held in trust for the Bank. The Guarantor hereby undertakes to execute such additional documents and to do such additional acts as may be necessary or desirable (in the reasonable opinion of the Bank) in order to carry out, complete or perfect this subordination.

7.                                       Limits on Subrogation.  No payment by the Guarantor pursuant to any provision of this Guaranty or other satisfaction of the Guarantor’s liability under this Guaranty shall entitle the Guarantor, by subrogation or otherwise, to any right or remedy against the Customer until after the indefeasible payment in full of the Liabilities.

8.                                       Costs, Expenses, Etc.  The Guarantor agrees to pay on demand all losses, costs, expenses (including, but not limited to, the actual amount of attorneys’ fees) and damages incurred by the Bank in connection with the preparation of this Guaranty or any amendment, waiver or consent with respect to this Guaranty, in connection with any rescission or return referred to in paragraph 5 of this Guaranty, in enforcing or attempting to enforce this Guaranty or any other guaranty of the Liabilities or in protecting the Bank’s rights under this Guaranty or any other guaranty of the Liabilities following any default by the Guarantor under this Guaranty, whether the Bank’s rights are enforced by suit or otherwise.

9.                                       Obligations Additional.  This Guaranty and the Guarantor’s liability under this Guaranty are in addition to and not in substitution for:

(a)           any other collateral security, by whomsoever given, at any time held by the Bank and

(b)          any present or future obligation of the Guarantor or any other obligor to the Bank incurred otherwise than under this Guaranty,

whether the Guarantor or such other obligor is bound with or apart from the Customer.

10.                                 Payments.  All payments under this Guaranty shall be made to the Bank at such branch, agency or affiliate of the Bank as the Bank may require, in immediately available funds and without setoff, counterclaim or deduction of any kind, and shall be made in the lawful currency in which the Liabilities are payable (“Primary Currency”). Without in any manner limiting the Guarantor’s obligations contained in the preceding sentence, if any sum is paid to and received by the Bank under this Guaranty in a currency other than the Primary Currency (such other currency is called the “Alternative Currency”), whether by judgment (and notwithstanding the rate of exchange actually applied in such judgment) or otherwise, the Guarantor’s liability under this Guaranty shall nevertheless be discharged only to the extent of the net amount of Primary Currency that the Bank is able in accordance with its normal banking procedures to purchase with such amount of Alternative Currency. If the Bank is not able to purchase with such amount of Alternative Currency sufficient Primary Currency to discharge the Guarantor’s liability under this Guaranty in full, the Guarantor’s obligations to the Bank with respect to such difference shall be due as a separate debt and shall not be affected by payment of or judgment being obtained for any other sums due under this Guaranty.

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11.                                 Successors and Assigns.  This Guaranty shall inure to the benefit of the Bank and its successors, transferees and assigns and shall bind the Guarantor and the Guarantor’s heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that the Guarantor may not assign its rights or obligations under this Guaranty without the Bank’s prior written consent. If the Guarantor is a partnership, the Guarantor’s liability under this Guaranty shall remain in full force and effect notwithstanding any change in the parties comprising the partnership and the term “Guarantor” shall include any altered or successive partnerships, but the predecessor partnerships and their partners shall continue to be bound under this Guaranty.

12.                                 Joint and Several Obligations.  If this Guaranty is executed by more than one party, each party’s liability under this Guaranty shall be joint and several; provided, however, that this Guaranty shall be construed for all purposes as if a separate, identical agreement (including the amount of any limitation on the Guarantor’s liability) had been executed by each party. The Guarantor’s liability under this Guaranty shall not in any way be changed, reduced or terminated as a result of:

(a)                                  any change or reduction in or termination of the obligations of any other guarantor of the Liabilities,

(b)                                 the death or loss or diminution of capacity of any other guarantor of the Liabilities or

(c)                                  the failure of any other person to execute this or any other guaranty of the Liabilities.

13.                                 Waivers and Amendments, Cumulative Remedies.  The Bank shall not be obligated to exercise any right, power or privilege under this Guaranty, and no failure to exercise and no delay in exercising, on the part of the Bank, any such right, power or privilege under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on the Guarantor shall be deemed to be a waiver of the Bank’s right to take further action without notice or demand as provided herein. No waiver shall be applicable except in the specific instance for which given or shall in any way impair the Bank’s rights or the Guarantor’s liability in any other respect or at any other time, nor in any event shall any modification or waiver of any provision of this Guaranty be effective unless in writing and signed on behalf of the Bank. The rights and remedies provided in this Guaranty are cumulative and are not exclusive of any other right or remedy provided by law, in equity or under any other agreement or instrument.

14.                                 Representations and Warranties.  The Guarantor represents and warrants to the Bank that:

(a)                                  it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)                                 the Guarantor has full capacity and authority to execute, deliver and perform this Guaranty, and the execution, delivery and performance of this Guaranty will not:

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(i)                                   violate any law or regulation,

(ii)                                violate any provision of the Guarantor’s organizational documents,

(iii)                             violate or constitute (with due notice or lapse of time or both) a default under any indenture, agreement, license or other instrument to which the Guarantor is a party or by which the Guarantor or any of the Guarantor’s properties may be bound,

(iv)                            violate any order of any court, tribunal or governmental agency binding on the Guarantor or any of the Guarantor’s properties or

(v)                               result in the creation or imposition of any lien of any nature whatsoever on any of the Guarantor’s properties or assets;

(c)                                  no approval or consent of, or filing or registration with, any federal, state or local regulatory authority is required in connection with the execution, delivery and performance of this Guaranty; and

(d)                                 this Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

These representations and warranties shall survive the execution of this Guaranty.

15.                                 Financial Information.  The Guarantor agrees to furnish promptly to the Bank copies of the Guarantor’s annual and quarterly financial statements and such other information relating to the Guarantor’s business and financial condition as the Bank may from time to time reasonably request.

16.                                 Stamp Taxes, Etc.  The Guarantor agrees to indemnify the Bank against any claim or liability for any stamp, excise or other similar taxes and any penalties or interest with respect thereto that may be imposed, levied, collected, withheld or assessed by any jurisdiction in connection with the execution and delivery of this Guaranty, any document related to this Guaranty or any modification of this Guaranty or any such document. This covenant shall survive the termination of this Guaranty.

17.                                 Withholding Tax.  Any and all payments by the Guarantor hereunder shall be made free and clear of, and without deduction for, any and all present and or future taxes. If the Guarantor is required by law to deduct any taxes from or in respect of any sum payable hereunder to the Bank, (a) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 16) the Bank will receive an amount equal to the sum it would have received had no such deductions been made; (b) the Guarantor shall make such deductions; and (c) the Guarantor shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law and promptly forward to the Bank an official receipt or other documentation acceptable to the Bank evidencing such payment.

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18.                                 Governing Law, Submission to Jurisdiction.  This Guaranty and the rights and obligations of the Bank and of the Guarantor under this Guaranty shall be governed by and construed in accordance with the laws of the State of Minnesota. For purposes of any suit, action or proceeding involving this Guaranty or any judgment entered by any court in respect of such suit, action or proceeding, the Guarantor expressly submits to the non-exclusive jurisdiction of any Minnesota court of competent jurisdiction sitting in Minneapolis or St. Paul, Minnesota, and agrees that any order, process or other paper may be served upon the Guarantor within or without such court’s jurisdiction by mailing a copy to the Guarantor at the Guarantor’s address for notices provided in this Guaranty, provided that a reasonable time for appearance is allowed. The Guarantor irrevocably waives any objection the Guarantor may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Guaranty shall affect the Bank’s right to serve legal process in any other manner permitted by law or to bring any action or proceeding against the Guarantor or the Guarantor’s property in the courts of other jurisdictions.

19.                                 Severability.  Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction shall not invalidate such provision or render it unenforceable in any other jurisdiction.

20.                                 Notices.  Notices and other communications with respect to this Guaranty shall be in writing (including telecommunications) and made or delivered to the party to which such notice or other communication is required or permitted to be given or made at the address(es) shown on the signature page of this Guaranty or at such other address as shall be designated by such party in a written notice to the other party given in accordance with this paragraph and shall be considered delivered on receipt if telecommunicated or delivered by messenger or courier service or five days after mailing, postage prepaid. All mailed notices shall be by certified or registered mail.

21.                                 Headings.  The headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

22.                                 Waiver of Jury Trial.  EACH PARTY TO THIS GUARANTY, AND BY ITS ACCEPTANCE OF THIS GUARANTY THE BANK, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A JURY TRIAL OF ANY DISPUTE

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RELATING TO THIS GUARANTY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty, or has caused this Guaranty to be executed by its duly authorized officer or partner, as of the 9th day of March, 2004.

Address for Notices:	BEST BUY STORES, L.P.
By: BBC PROPERTY CO.
Its General Partner

7601 Penn Avenue South	By:	/s/ Ryan D. Robinson
Richfield, Minnesota 55423	Name: Ryan D. Robinson
Attention: General Counsel	Title: V.P.
Telephone:612-291-7445
Telefax: 612-292-2323

Bank’s Address for Notices:

Royal Bank of Canada Commercial Markets, Greater Vancouver 36th Floor, 1055 West Georgia Street Vancouver, British Columbia, V6E 3S5 Telephone: 604-665-8409 Telefax: 604-665-6368

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